Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the LaCrosse Footwear, Inc. 2007 Long-Term Incentive Plan, as Amended and Restated of our reports dated March 5, 2010, relating to our audits of the consolidated financial statements and the financial statement schedule which appear in the Annual Report on Form 10-K of LaCrosse Footwear, Inc. for the year ended December 31, 2009.
/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
May 14, 2010